CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 736 to Registration Statement No. 33-26305 on Form N-1A of our reports each dated July 24, 2017, relating to the financial statements and financial highlights of BlackRock Advantage Small Cap Core Fund (formerly known as BlackRock Disciplined Small Cap Core Fund), appearing in the Annual Report on Form N-CSR of BlackRock FundsSM for the year ended May 31, 2017. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectuses and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

September 26, 2017